Exhibit 99.1

INERGY, L.P. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2003	June 30, 2004
		(Unaudited)
Assets
Current assets:
Cash	$3,528	$8,009
Accounts receivable, less allowance for doubtful accounts of $997,000 and $1,700,000 at September 30, 2003 and June 30, 2004, respectively	21,841	35,724
Inventories	35,722	25,358
Prepaid expenses and other current assets	3,957	5,761
Assets from price risk management activities	8,905	12,105

Total current assets	73,953	86,957
Property, plant and equipment, at cost:
Land and buildings	14,265	19,324
Office furniture and equipment	8,614	9,913
Vehicles	21,986	30,126
Tanks and plant equipment	135,040	171,286

	179,905	230,649
Less accumulated depreciation	(22,704)	(33,204)

Net property, plant and equipment	157,201	197,445
Intangible assets:
Covenants not to compete	8,752	11,009
Deferred financing costs	7,994	5,282
Deferred acquisition costs	849	—
Customer accounts	59,951	69,454
Goodwill	64,546	72,079

	142,092	157,824
Less accumulated amortization	(12,383)	(15,486)

Net intangible assets	129,709	142,338
Other	1,530	222

Total assets	$362,393	$426,962

INERGY, L.P. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Continued)

	September 30, 2003	June 30, 2004
		(Unaudited)
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$22,733	$43,136
Accrued expenses	11,919	14,985
Customer deposits	11,830	4,642
Liabilities from price risk management activities	5,801	9,425
Current portion of long-term debt	12,449	1,379

Total current liabilities	64,732	73,567
Long-term debt, less current portion	118,678	111,629
Partners’ capital:
Common unitholders (11,044,822 and 14,669,822 units issued and outstanding as of September 30, 2003 and June 30, 2004)	129,168	199,431
Senior subordinated unitholders (7,135,252 units issued and outstanding as of September 30, 2003 and June 30, 2004)	46,842	39,979
Junior subordinated unitholders (1,145,084 units issued and outstanding as of September 30, 2003 and June 30, 2004)	(141)	(1,242)
Non-managing general partner interest	3,114	3,598

Total partners’ capital	178,983	241,766

Total liabilities and partners’ capital	$362,393	$426,962